Exhibit 99.1

Press Release

Media Contact:

Maria Hudson

Xura

maria.hudson@xura.com

+44 7967813429

Xura Announces Completion of Acquisition by Affiliates of

Siris Capital Group, LLC

•	Xura shareholders to receive $25.00 per share in cash

•	Acquisition supports Xura’s transformation growth strategy to be the leader in digital communications solutions for Communication Service Providers (“CSPs”)

•	Enables further investment, expansion and development of digital communication and monetization services

WAKEFIELD, Mass., August 19, 2016 — Xura, Inc. (NASDAQ: MESG), a leading provider of digital communications services, today announced the completion of its acquisition by affiliates of Siris Capital Group, LLC (“Siris” or “Siris Capital”) in a transaction reflecting an equity value of approximately $643 million.

The transaction, which was initially announced on May 23, 2016, was approved by a majority of Xura’s shareholders on August 16, 2016. In connection with the closing of the transaction, the company, which will continue to operate as Xura Inc., will be wholly owned by affiliates of Siris Capital.

Siris’ investment underpins Xura’s mission to revolutionize the way the world communicates, accelerating its development of leading digital communications solutions for CSPs that will transform future engagement experiences across all networks, channels and devices. At the heart of this acquisition is a commitment to continue building a company positioned for longevity and growth, which is focused on customers, product development and fostering technology innovation across messaging, data, network security and virtualization services.

Commenting on the transaction closure, Hubert de Pesquidoux, Siris Capital executive partner and Xura’s new executive chairman, said: “With its broad product portfolio and industry-renowned technology, which has underpinned mobile messaging for many years, Xura is well-positioned to continue to bring value to the 300+ customers it supports and the broader digital ecosystem. We look forward to working with the management team and employees to further advance the company’s value proposition, investing and innovating to help its customers succeed. I am honored to be part of Xura’s next chapter.”

“This is a momentous day for Xura,” said Philippe Tartavull, CEO at Xura. “By partnering with Siris Capital and its experienced leadership team, we will now be able to accelerate our strategy to bring best-in-class messaging, voicemail, security, and monetization solutions to our customers. This investment not only offers Xura increased financial stability, but is a fantastic opportunity to expand our reach and bolster our position as an industry-leading company with digital innovation and customers at its core.”

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About Xura, Inc.

Xura offers a portfolio of digital services solutions that enable global communications across a variety of mobile devices and platforms. We help communication service providers (CSPs) and enterprises navigate and monetise the digital ecosystem to create innovative, new experiences through our cloud-based offerings. Our solutions touch more than three billion people through 350+ service providers and enterprises in 140+ countries. You can find us at Xura.com.

About Siris Capital Group, LLC

Siris Capital is a leading private equity firm focused on making control investments in data, telecommunications, technology and technology-enabled business service companies. Integral to Siris’ investment approach is its partnership with exceptional senior operating executives, or Executive Partners, who work with Siris to identify, validate and operate investment opportunities. Their significant involvement allows Siris to partner with management to add value both operationally and strategically. To learn more, visit us at www.siriscapital.com.

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